Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of ConocoPhillips, ConocoPhillips Company, ConocoPhillips Trust I and ConocoPhillips Trust II for the registration of debt and equity securities and to the incorporation by reference therein of our reports dated February 21, 2012, with respect to the consolidated financial statements, condensed consolidating financial information and financial statement schedule of ConocoPhillips, and the effectiveness of internal control over financial reporting of ConocoPhillips, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

February 22, 2012